Exhibit 99.1

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
October 1, 2008	Mary Waters
Farmer Mac
202-872-7700

FARMER MAC RAISES $65 MILLION IN CAPITAL THROUGH THE ISSUANCE OF SENIOR PREFERRED SHARES

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac) (NYSE: AGM and AGM.A) today announced an investment of $65 million in the form of non-voting Senior Cumulative Perpetual Preferred Stock, Series B-1 and Series B-2.  Investors are AgFirst Farm Credit Bank; AgriBank, FCB; CoBank, ACB; Farm Credit Bank of Texas; U.S. AgBank, FCB and Zions Bancorporation.

Lowell Junkins, Acting Chairman of the Board of Farmer Mac stated, “This capital infusion, made by investors who know us well with the full support of our regulator, meets our commitment to satisfy regulatory requirements and support our plans to further our congressional mission for the benefit of farmers, ranchers and rural residents.  We appreciate the confidence these investors have shown in the strength of our core business.”

With this transaction, Farmer Mac satisfied its previously announced intent to implement strategies to restore its capital position and to meet regulatory requirements.  This additional capital was necessary due in part to impairment charges on Farmer Mac’s investments in Fannie Mae preferred stock and Lehman Brothers Holdings Inc. senior debt securities, as previously disclosed.

Sale of Senior Preferred Shares

The Senior Cumulative Perpetual Preferred Stock, Series B-1 and Series B-2 are not convertible and are perpetual.  Distributions on the preferred securities are cumulative and will be payable quarterly, in cash, at an annual interest rate of 10%, increasing to 12% after one year, 14% after two years, and 16% after three years.  Interest payments are due in March, June, September and December of each year beginning in December 2008.  The securities are redeemable in whole by Farmer Mac beginning nine months after their date of issuance.

Series B-1 Preferred Stock investors will have Board observation rights.  Consent of the Series B-1 Preferred Stockholders will be required for certain actions, including certain management changes and the adoption or approval by Farmer Mac of material new business initiatives or programs or material expansions of existing business.

The Senior Preferred Securities were offered and sold in reliance upon the Section 3(a)(2) exemption under the Securities Act of 1933, as amended, that is available for securities issued by an instrumentality of the U.S. government.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.